Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-290079), Form S-8 (File No. 333-262130), Form S-8 (File No. 333-276792), Form S-8 (File No. 333-286030), and Form S-8 (File No. 3333-293025) of our report dated March 6, 2025, except for the effects of the restatement discussed in Note 15 to the consolidated financial statements, as to which the date is November 14, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of CYNGN, Inc. as of December 31, 2024, and for the year ended December 31, 2024, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marcum LLP

San Francisco, California

March 26, 2026